EXHIBIT 5.6

[Marston Letterhead]

May 1, 2006

In connection with the Registration Statement on Form F-10 filed by Gold Reserve Inc., as such may thereafter be amended or supplemented, and in the prospectus contained therein, I, Susan R. Poos, P.E., hereby consent to the use of my name in connection with preparation of the reports references in such registration statement and prospectus.

Yours truly,

/s/ Susan R. Poos

Susan R. Poos, P.E.
Mining Consultant & Manager, Denver Office